Exhibit 1

Westpac GROUP

EST 1817

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

PILLAR 3 REPORT

JUNE 2014

INCORPORATING THE REQUIREMENTS OF AUSTRALIAN PRUDENTIAL STANDARD APS330

STRENGTH | RETURN | GROWTH | PRODUCTIVITY

Westpac | st.george | BankSA | BT Financial Group | Bank of Melbourne | RAMS

PILLAR 3 REPORT

TABLE OF CONTENTS

EXECUTIVE SUMMARY	3
INTRODUCTION	4
Group Structure	5
CAPITAL OVERVIEW	7
Credit Risk Exposures	10
Securitisation	14
Appendix I – APS330 Quantitative requirements	16
Disclosure Regarding Forward-looking Statements	17

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect APRA’s implementation of Basel III.

PILLAR 3 REPORT

EXECUTIVE SUMMARY

Summary

Consistent with the normal quarterly pattern, Westpac’s Common Equity Tier 1 Ratio of 8.3% was lower than the 8.8% recorded at 31 March 2014.  The decline was principally due to the 2014 interim dividend which reduced capital ratios by 84 basis points.  Partially offsetting this decline was organic capital growth including 3 months of earnings, partially offset by a 23 basis point impact from higher risk weighted assets (RWA).

%	30 June 2014	31 March 2014
The Westpac Group at Level 2
Common equity Tier 1 ratio	8.3	8.8
Additional Tier 1 capital	1.7	1.5
Tier 1 capital ratio	10.0	10.3
Tier 2 capital	1.7	1.8
Total regulatory capital ratio	11.7	12.1

Most of the increase in RWA was due to a rise in credit RWA with non-credit RWA little changed.  The rise in credit RWA (up $9.4bn or 3%) was principally due to a lift in larger institutional transactions including for infrastructure and commercial property exposures which are reflected in higher RWA in the Corporate and Specialised Lending categories.  The mark-to-market related credit risk increased by $1.1bn due to an increase in counterparty exposures.

Risk weighted assets ($m)	30 June 2014	31 March 2014
Credit risk	281,403	272,038
Market risk	10,903	10,610
Operational risk	28,442	28,474
Interest rate risk in the banking book	6,369	8,459
Other	4,322	2,917
Total	331,439	322,498

Over the June 2014 quarter, exposure at default (EAD) increased $26.8bn (up 3%), reflecting a significant increase in exposures that have a more modest impact on risk weighted assets, specifically sovereign exposures and residential mortgage lending.  Together these categories increased EAD by $17.3bn while they only contributed to a $0.6bn rise in RWA.  The rise in sovereign exposures reflects high levels of market liquidity at 30 June 2014. The increase in Corporate and Specialised Lending discussed earlier contributed a further $8.0bn to EAD.

Additional Tier 1 capital increased 20 basis points principally reflecting the issue of Westpac Capital Notes 2 on  23 June 2014, which included the reinvestment and cancellation of a portion of Westpac Stapled Preferred Securities II (SPS II). The SPS II securities that remain outstanding are expected to be bought back and cancelled on 30 September 2014, which will reduce the Tier 1 capital ratio by 11 basis points.

PILLAR 3 REPORT

INTRODUCTION

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply advanced models, permitted by the Basel III global capital adequacy regime, to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk1.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation (such as Westpac) are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

The Structure of Westpac’s Pillar 3 Report as at 30 June 2014

This report describes Westpac’s risk management practices2 and presents the prudential assessment of Westpac’s capital adequacy as at 30 June 2014. The sections are arranged as follows:

▪	‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪	‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

▪	‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures including impaired and past due loans and loan impairment provisions; and

▪	‘Securitisation’ explains how Westpac participates in the securitisation market.

A cross-reference between the quantitative disclosures in this report required under Attachment C of APS330 is provided in Appendix I on page 16.

1       Operational risk for the business acquired from Lloyds is currently measured applying the standardised approach.

2       Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

PILLAR 3 REPORT

GROUP STRUCTURE

Westpac seeks to ensure that it is adequately capitalised at all times.  APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

▪     Level 1 – comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪     Level 2 – the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

▪     Level 3 – the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪     insurance;

▪     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪     non-financial (commercial) operations; or

▪     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1       APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2       Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

3       Refer to Note 1 of Westpac’s 2014 Interim Financial Report for further details.

PILLAR 3 REPORT

GROUP STRUCTURE

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient share capital and  retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of share capital and retained earnings may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1       Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

2       For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪     the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans;

▪     consideration of both economic and regulatory capital requirements;

▪     a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

▪     consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s capital adequacy ratios

	30 June	31 March	30 June
%	2014	2014	2013
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	8.3	8.8	8.4
Additional Tier 1 capital	1.7	1.5	2.1
Tier 1 capital ratio	10.0	10.3	10.5
Tier 2 capital	1.7	1.8	1.3
Total regulatory capital ratio	11.7	12.1	11.8

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	8.2	8.9	8.5
Additional Tier 1 capital	1.9	1.7	2.3
Tier 1 capital ratio	10.1	10.6	10.8
Tier 2 capital	2.0	2.0	1.4
Total regulatory capital ratio	12.1	12.6	12.2

Westpac New Zealand Limited’s capital adequacy ratios

	30 June	31 March	30 June
%	2014	2014	2013
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.5	12.2	12.1
Additional Tier 1 capital	-	-	-
Tier 1 capital ratio	11.5	12.2	12.1
Tier 2 capital	-	-	-
Total regulatory capital ratio	11.5	12.2	12.1

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. More detailed disclosures on the prudential assessment of capital requirements are presented in the following sections of this report.

30 June 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	70,240	4,785	75,025	6,002
Business lending	33,772	1,153	34,925	2,794
Sovereign	1,397	834	2,231	178
Bank	8,981	139	9,120	730
Residential mortgages	62,804	2,629	65,433	5,234
Australian credit cards	6,264	-	6,264	501
Other retail	10,627	4,710	15,337	1,227
Small business	6,597	-	6,597	528
Specialised lending	52,595	269	52,864	4,229
Securitisation	5,208	-	5,208	417
Mark-to-market related credit risk[3]	-	8,399	8,399	672
Total	258,485	22,918	281,403	22,512
Market risk			10,903	872
Operational risk			28,442	2,275
Interest rate risk in the banking book			6,369	510
Other assets[4]			4,322	346
Total			331,439	26,515

31 March 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	68,540	4,735	73,275	5,862
Business lending	33,446	1,108	34,554	2,764
Sovereign	1,387	810	2,197	176
Bank	8,638	115	8,753	700
Residential mortgages	62,179	2,417	64,596	5,168
Australian credit cards	6,188	-	6,188	495
Other retail	10,265	4,645	14,910	1,193
Small business	6,508	-	6,508	521
Specialised lending	48,047	232	48,279	3,862
Securitisation	5,521	-	5,521	442
Mark-to-market related credit risk[3]	-	7,257	7,257	580
Total	250,719	21,319	272,038	21,763
Market risk			10,610	849
Operational risk			28,474	2,278
Interest rate risk in the banking book			8,459	677
Other assets[4]			2,917	233
Total			322,498	25,800

1 Capital requirements are expressed as 8% of total risk weighted assets.

2 Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3 Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CAPITAL OVERVIEW

30 June 2013	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[1]	Weighted Assets	Required
Credit risk
Corporate	64,235	887	65,122	5,210
Business lending	34,851	1,204	36,055	2,884
Sovereign	1,729	983	2,712	217
Bank	10,954	160	11,114	889
Residential mortgages	59,450	1,805	61,255	4,900
Australian credit cards	5,140	-	5,140	411
Other retail	9,494	1,237	10,731	859
Small business	6,359	-	6,359	509
Specialised lending	45,358	266	45,624	3,650
Securitisation	6,565	-	6,565	525
Mark-to-market related credit risk[2]	-	8,540	8,540	683
Total	244,135	15,082	259,217	20,737
Market risk			9,476	758
Operational risk			26,969	2,158
Interest rate risk in the banking book			7,464	597
Other assets[3]			3,959	317
Total			307,085	24,567

1 Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

2 Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

3 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2014	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	116,152	70,240	854	493	536	278	112
Business lending	49,781	33,772	844	469	570	288	187
Sovereign	49,697	1,397	2	2	-	-	-
Bank	33,336	8,981	15	10	4	5	-
Residential mortgages	447,994	62,804	835	687	272	121	76
Australian credit cards	20,270	6,264	319	256	93	62	214
Other retail	12,395	10,627	472	384	149	95	139
Small business	16,943	6,597	234	114	104	48	21
Specialised Lending	58,668	52,595	1,302	678	860	309	101
Securitisation	22,303	5,208	-	-	3	-	-
Standardised[2]	18,048	22,918	-	-	127	60	29
Total	845,587	281,403	4,877	3,093	2,718	1,266	879

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2014	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	113,971	68,540	897	507	591	294	111
Business lending	49,730	33,446	875	456	613	330	119
Sovereign	40,567	1,387	3	3	-	-	-
Bank	32,761	8,638	15	10	4	4	-
Residential mortgages	439,765	62,179	837	687	301	116	58
Australian credit cards	19,949	6,188	323	258	93	64	136
Other retail	12,148	10,265	452	369	145	91	87
Small business	16,784	6,508	219	114	100	46	14
Specialised Lending	52,854	48,047	1,343	653	916	335	60
Securitisation	22,702	5,521	-	-	-	-	-
Standardised[2]	17,531	21,319	-	-	130	63	12
Total	818,762	272,038	4,964	3,057	2,893	1,343	597

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2013	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	106,133	64,235	1,007	505	905	437	88
Business lending	50,673	34,851	989	486	940	419	142
Sovereign	37,633	1,729	4	4	-	-	-
Bank	38,337	10,954	18	13	4	5	-
Residential mortgages	410,001	59,450	851	691	358	114	93
Australian credit cards	19,231	5,140	277	212	98	65	211
Other retail	11,178	9,494	421	335	144	89	127
Small business	16,211	6,359	196	110	151	56	27
Specialised Lending	49,170	45,358	1,668	656	1,364	466	176
Securitisation	22,598	6,565	-	-	-	-	-
Standardised[2]	9,446	15,082	-	-	126	68	2
Total	770,611	259,217	5,431	3,012	4,090	1,719	866

1 Includes regulatory expected losses for defaulted and non-defaulted exposures.

2 Includes mark-to-market related credit risk.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by major type

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

30 June 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[1]
Corporate	52,800	52,486	10,866	116,152	115,062
Business lending	38,265	11,516	-	49,781	49,755
Sovereign	44,584	3,422	1,691	49,697	45,132
Bank	17,582	1,969	13,785	33,336	33,048
Residential mortgages	377,355	70,639	-	447,994	443,879
Australian credit cards	10,140	10,130	-	20,270	20,110
Other retail	10,560	1,835	-	12,395	12,272
Small business	13,028	3,915	-	16,943	16,864
Specialised lending	43,786	14,882	-	58,668	55,761
Securitisation[2]	14,781	7,369	153	22,303	22,502
Standardised	16,623	1,425	-	18,048	17,790
Total	639,504	179,588	26,495	845,587	832,175

31 March 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[3]
Corporate	52,527	51,131	10,313	113,971	113,322
Business lending	38,068	11,662	-	49,730	50,146
Sovereign	35,572	3,441	1,554	40,567	38,953
Bank	18,068	1,739	12,954	32,761	32,803
Residential mortgages	369,704	70,061	-	439,765	432,153
Australian credit cards	9,950	9,999	-	19,949	19,645
Other retail	10,368	1,780	-	12,148	11,818
Small business	12,786	3,998	-	16,784	16,711
Specialised lending	41,827	11,027	-	52,854	51,763
Securitisation[2]	14,633	7,902	167	22,702	22,772
Standardised	16,184	1,347	-	17,531	14,889
Total	619,687	174,087	24,988	818,762	804,975

30 June 2013	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[4]
Corporate	46,682	47,416	12,035	106,133	103,312
Business lending	39,451	11,222	-	50,673	50,447
Sovereign	33,189	3,135	1,309	37,633	33,406
Bank	17,067	3,279	17,991	38,337	34,656
Residential mortgages	352,392	57,609	-	410,001	406,837
Australian credit cards	9,668	9,563	-	19,231	19,164
Other retail	9,564	1,614	-	11,178	10,984
Small business	12,632	3,579	-	16,211	16,508
Specialised lending	40,492	8,678	-	49,170	48,142
Securitisation[2]	13,803	8,536	259	22,598	22,132
Standardised	8,368	1,078	-	9,446	9,282
Total	583,308	155,709	31,594	770,611	754,870

1  Average is based on exposures as at 30 June 2014 and 31 March 2014.

2  The EAD associated with securitisation is for the banking book only.

3  Average is based on exposures as at 31 March 2014, 31 December 2013, 30 September 2013.

4  Average is based on exposures as at 30 June 2013 and 31 March 2013.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All Individually Assessed Provisions (IAP) raised under Australian Accounting Standard (AAS) are classified as specific provisions. All Collectively Assessed Provisions (CAP) raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

30 June 2014	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,063	203	1,266	NA	1,266
for defaulted but not impaired loans	NA	119	119	NA	119
General Reserve for Credit Loss	NA	2,352	2,352	107	2,459
Total provisions for impairment charges	1,063	2,674	3,737	107	3,844

31 March 2014	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,139	204	1,343	NA	1,343
for defaulted but not impaired loans	NA	127	127	NA	127
General Reserve for Credit Loss	NA	2,321	2,321	92	2,413
Total provisions for impairment charges	1,139	2,652	3,791	92	3,883

30 June 2013	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,502	217	1,719	NA	1,719
for defaulted but not impaired loans	NA	148	148	NA	148
General Reserve for Credit Loss	NA	2,298	2,298	76	2,374
Total provisions for impairment charges	1,502	2,663	4,165	76	4,241

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

	Items		Specific	Specific	Actual
30 June 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	9 months ended
Corporate	80	536	278	52%	112
Business lending	277	570	288	51%	187
Sovereign	-	-	-	-	-
Bank	-	4	5	104%	-
Residential mortgages	1,695	272	121	44%	76
Australian credit cards	-	93	62	66%	214
Other retail	2	149	95	64%	139
Small business	86	104	48	46%	21
Specialised lending	223	860	309	36%	101
Securitisation	-	3	-	-	-
Standardised	20	127	60	48%	29
Total	2,383	2,718	1,266	47%	879

	Items		Specific	Specific	Actual
31 March 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	86	591	294	50%	111
Business lending	395	613	330	54%	119
Sovereign	-	-	-	-	-
Bank	-	4	4	100%	-
Residential mortgages	1,615	301	116	39%	58
Australian credit cards	-	93	64	69%	136
Other retail	1	145	91	63%	87
Small business	85	100	46	46%	14
Specialised lending	213	916	335	37%	60
Securitisation	-	-	-	-	-
Standardised	17	130	63	48%	12
Total	2,412	2,893	1,343	46%	597

	Items		Specific	Specific	Actual
30 June 2013	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	9 months ended
Corporate	34	905	437	48%	88
Business lending	495	940	419	45%	142
Sovereign	-	-	-	-	-
Bank	-	4	5	107%	-
Residential mortgages	1,765	358	114	32%	93
Australian credit cards	-	98	65	67%	211
Other retail	-	144	89	62%	127
Small business	59	151	56	37%	27
Specialised lending	356	1,364	466	34%	176
Securitisation	-	-	-	-	-
Standardised	26	126	68	54%	2
Total	2,735	4,090	1,719	42%	866

PILLAR 3 REPORT

SECURITISATION

Banking book summary of securitisation activity by asset type

	For the 3 month period ended
30 June 2014	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	2,692	-
Credit cards	-	-
Auto and equipment finance	172	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	2,864	-

	For the 6 month period ended
31 March 2014	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	25,135	-
Credit cards	-	-
Auto and equipment finance	1,130	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	26,265	-

	For the 3 month period ended
30 June 2013	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	7,645	-
Credit cards	-	-
Auto and equipment finance	152	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	7,797	-

Banking book summary of on and off-balance sheet securitisation by exposure type

30 June 2014	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	6,741	-	6,741
Liquidity facilities	51	-	3,673	3,724
Funding facilities	7,963	-	3,546	11,509
Underwriting facilities	14	-	162	176
Lending facilities	-	-	153	153
Warehouse facilities	-	-	-	-
Total	8,028	6,741	7,534	22,303

31 March 2014	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	6	6,804	-	6,810
Liquidity facilities	1	-	3,984	3,985
Funding facilities	7,817	-	3,752	11,569
Underwriting facilities	15	-	157	172
Lending facilities	-	-	166	166
Warehouse facilities	-	-	-	-
Total	7,839	6,804	8,059	22,702

PILLAR 3 REPORT

SECURITISATION

30 June 2013	On-balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	5,953	4,786	10,739
Liquidity facilities	33	-	4,353	4,386
Funding facilities	6,991	-	-	6,991
Underwriting facilities	18	-	205	223
Lending facilities	-	-	259	259
Warehouse facilities	-	-	-	-
Total	7,042	5,953	9,603	22,598

Trading book summary of on and off-balance sheet securitisation by exposure type1

30 June 2014	On-balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	27	528	-	555
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	32	32
Other derivatives	-	-	165	165
Total	27	528	197	752

31 March 2014	On-balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	75	593	-	668
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	36	36
Other derivatives	-	-	193	193
Total	75	593	229	897

30 June 2013	On-balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	188	526	-	714
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis Swap	-	-	42	42
Other derivatives	-	-	255	255
Total	188	526	297	1,011

1  EAD associated with Trading book securitisation is not included in EAD by Major Type on page 11. Trading book securitisation exposure is captured and risk weighted under APS116.

PILLAR 3 REPORT

APPENDIX I — APS330 QUANTITATIVE REQUIREMENTS

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 Attachment C reference		Westpac disclosure	Page

Table 3: Capital Adequacy	(a) to (e) (f)	Capital requirements Westpac’s capital adequacy ratios Capital adequacy ratios of major subsidiary banks	8 7 7

Table 4: Credit Risk - general disclosures	(a) (b) (c)	Exposure at Default by major type Impaired and past due loans General reserve for credit loss	11 13 12

Table 5: Securitisation exposures	(a)	Banking Book summary of securitisation activity by asset type	14
	(b)	Banking Book summary of on and off-balance sheet securitisation by exposure type	14
		Trading Book summary of on and off-balance sheet securitisation by exposure type	15

PILLAR 3 REPORT
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

▪      the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪      the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪      market volatility, including uncertain conditions in funding, equity and asset markets;

▪      adverse asset, credit or capital market conditions;

▪      changes to our credit ratings;

▪      levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪      market liquidity and investor confidence;

▪      changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

▪      the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪      reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪      the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪      the effectiveness of our risk management policies, including our internal processes, systems and employees;

▪      the incidence or severity of Westpac insured events;

▪      the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪      internal and external events which may adversely impact our reputation;

▪      changes to the value of our intangible assets;

▪      changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

▪      the success of strategic decisions involving business expansion and integration of new businesses; and

▪      various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us refer to the section ‘Risk factors’ in Westpac’s 2014 Interim Financial Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$30 June 2014	31 March 2014	30 June 2013
USD	0.9426	0.9230	0.9270
GBP	0.5535	0.5549	0.6071
NZD	1.0774	1.0665	1.1864
EUR	0.6908	0.6711	0.7097